Exhibit 99.1

Oxford Immunotec Reports Third Quarter 2016 Financial Results

●	Third quarter revenue of $26.1 million, an increase of 46% compared to prior year period

●	Tuberculosis revenue of $22.0 million, an increase of 23% compared to prior year period

●	Tick-borne disease and other revenue of $4.1 million

●	Completed acquisitions of Imugen and Immunetics expanding offerings in the tick-borne disease testing market

●	Raising revenue guidance for the full year from $82.5-$84.5 million to $85.0-$85.8 million

OXFORD, United Kingdom and MARLBOROUGH, Mass., November 1, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced third quarter 2016 financial results.

“We are very pleased with our financial and operating results during the third quarter,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Sales performance exceeded our expectations in our core tuberculosis (TB) business with solid organic growth coming from the United States and Asia. We also saw better than expected results in our tick-borne disease business which has recently been strengthened through our acquisitions of Imugen and Immunetics.”

By revenue type, total revenues were, in millions:

	Three Months Ended September 30,
	2016	2015	Percent Change

Product	$9.7	$8.3	17%
Service	16.4	9.6	70%
Total Revenue	$26.1	$17.9	46%

By indication, total revenues were, in millions:

	Three Months Ended September 30,
	2016	2015	Percent Change

Tuberculosis	$22.0	$17.9	23%
Tick-Borne Disease and Other	4.1	-	N/M
Total Revenue	$26.1	$17.9	46%

By geography, total revenues were, in millions:

	Three Months Ended September 30,
			Percent Change
	2016	2015	As Reported	Constant Currency (1)

United States	$16.2	$9.3	74%	74%
Europe & ROW	1.7	1.6	6%	15%
Asia	8.2	7.0	17%	7%
Total Revenue	$26.1	$17.9	46%	41%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Third Quarter 2016 Financial Results

Revenue for the third quarter of 2016 was $26.1 million, representing 46% growth over the third quarter 2015 revenue of $17.9 million. On a constant currency basis, revenue growth was 41% versus the prior year period. Revenue for the third quarter included $4.1 million from Imugen, which the Company acquired on July 1, 2016. Excluding the impact of Imugen, revenue for the third quarter increased 23% over the prior year period.

2016 third quarter product revenue was $9.7 million, representing a 17% increase from product revenue of $8.3 million in the third quarter of 2015. The increase in product revenue was primarily attributable to growth in Asia. Service revenue for the third quarter of 2016 was $16.4 million, up 70% from 2015 third quarter revenue of $9.6 million. The increase in service revenue was primarily driven by TB volume increases in the United States as well as the acquisition of Imugen.

United States revenue was $16.2 million in the third quarter of 2016, representing 74% growth over revenue of $9.3 million in the prior year period. The increase was primarily due to increased service revenue in the United States as a result of the Imugen acquisition, as well as organic growth in our core TB business. Excluding the impact of Imugen, United States revenue grew 29% over the prior year period, driven primarily by increased volume in the institutional and physician office segments.

Europe & ROW revenue was $1.7 million in the third quarter of 2016, representing a 6% increase compared to the third quarter of 2015. On a constant currency basis, Europe & ROW increased 15% versus the third quarter of 2015.

Asia revenue was $8.2 million in the third quarter of 2016, representing 17% growth over 2015 third quarter revenue of $7.0 million. On a constant currency basis, Asia grew 7% versus the third quarter of 2015. The increase was driven by continued growth in Japan and China.

Gross profit for the third quarter of 2016 was $14.6 million, an increase of $4.7 million over gross profit of $9.9 million in the same period of 2015. Gross margin was 55.9%, an increase of 90 basis points from the gross margin of 55.0% in the third quarter of 2015. The increase in gross margin was driven by favorable revenue mix and exchange rate movements.

Operating expenses were $18.9 million in the third quarter of 2016, an increase of $4.2 million compared to $14.7 million in the same period last year. The increase in operating expenses was largely due to the inclusion of $1.5 million in operating expenses from Imugen, as well as increased headcount, acquisition expenses and legal expenses.

EBITDA for the third quarter was $(3.0) million compared to $(3.8) million in the third quarter of 2015. Adjusted EBITDA was $(2.2) million for the third quarter compared to $(2.0) million in the same period in 2015. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Net loss for the third quarter of 2016 was $4.0 million, or $0.18 per share, compared to $4.5 million, or $0.20 per share, in the third quarter of 2015. Net loss per share was based on 22,365,349 and 22,259,840 weighted average ordinary shares outstanding for the third quarters of 2016 and 2015, respectively.

Cash and cash equivalents were $37.3 million as of September 30, 2016, compared to $64.0 million as of June 30, 2016. Cash usage during the quarter was in line with expectations.

Imugen Acquisition

On July 1, 2016, the Company completed the acquisition of substantially all of the assets of Imugen, a Massachusetts-based clinical laboratory focused on developing and performing specialized testing for tick-borne diseases, for $22.2 million in an all cash transaction.

Immunetics Acquisition

On October 12, 2016, the Company completed the acquisition of Immunetics, Inc., a Massachusetts-based diagnostics company focused on developing specialized tests for infectious diseases, such as Lyme disease, for $6 million in cash and up to an additional $6 million in cash payable on the achievement of certain revenue thresholds and pipeline related milestones over the next three years.

Debt Financing

On October 4, 2016, the Company entered into an agreement with MidCap Financial that provided the Company with $40 million in debt financing, comprised of both a term loan and a revolving line of credit.

The agreement provides the Company with a term loan of $30 million which matures five years from closing. The term loan accrues interest at a rate of LIBOR plus 7.60% with interest-only payments for the first 24 months, with the ability to extend to 48 months subject to certain conditions, before the loan begins to amortize. The agreement also provides the Company with a revolving line of credit of up to $10 million upon closing. The revolving line of credit matures five years from closing and accrues interest at LIBOR plus 4.45%. Based on certain conditions, both the term loan and the revolving line of credit may be increased by an additional $10 million to support the Company's future growth.

Business Outlook

We expect to report full year 2016 revenue of between $85.0 and $85.8 million, representing 35%-37% year-over-year growth. This compares to prior guidance of between $82.5 and $84.5 million.

We expect to report revenue of between $22.6 and $23.4 million for the fourth quarter of 2016.

We expect to have over $50 million in cash at the end of 2016, excluding any drawdowns on our revolving line of credit and believe that this capital is sufficient to allow the Company to achieve profitability.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, November 1, 2016 at 8:00 a.m. Eastern Time to discuss its third quarter 2016 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 91830521 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company’s first product is the TSPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The company’s second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics. The T-SPOT.CMV test and the T-SPOT.PRT test are part of the Company’s third product line focused on the transplantation market. In addition to these three product lines, the Company has additional active development programs in other immune-regulated conditions. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT, the Imugen logo and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, the anticipated benefits of the transaction, the effects of the transaction, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: risks related to disruption of management time from ongoing business operations due to the integration of Imugen and Immunetics into the Company; the risk that the Company may fail to realize the benefits expected from the acquisitions; the risk that the integration of Imugen and Immunetics into the Company may not progress as anticipated; decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:
Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:
Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2016	2015	2016	2015
Revenue
Product	$9,713	$8,310	$27,144	$22,045
Service	16,396	9,634	35,229	23,952
Total revenue	26,109	17,944	62,373	45,997
Cost of revenue
Product	3,616	3,757	10,421	9,712
Service	7,887	4,312	17,853	11,514
Total cost of revenue	11,503	8,069	28,274	21,226
Gross profit	14,606	9,875	34,099	24,771
Operating expenses:
Research and development	3,592	3,187	10,009	8,392
Sales and marketing	8,794	7,381	26,665	22,549
General and administrative	6,466	4,137	16,200	11,788
Total operating expenses	18,852	14,705	52,874	42,729
Loss from operations	(4,246)	(4,830)	(18,775)	(17,958)
Other (expense) income:
Interest expense, net	(54)	(19)	(88)	(53)
Foreign exchange gains (losses)	470	476	1,707	(33)
Other (expense) income	(106)	(64)	(243)	50
Loss before income taxes	(3,936)	(4,437)	(17,399)	(17,994)
Income tax expense	60	46	92	94
Net loss	$(3,996)	$(4,483)	$(17,491)	$(18,088)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.18)	$(0.20)	$(0.78)	$(0.84)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,365,349	22,259,840	22,333,911	21,619,375

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2016	2015	2016	2015
Net loss	$(3,996)	$(4,483)	$(17,491)	$(18,088)
Income tax expense	60	46	92	94
Interest expense, net	54	19	88	53
Depreciation and amortization	862	597	2,067	1,533
EBITDA	(3,020)	(3,821)	(15,244)	(16,408)

Reconciling items:
Share-based compensation expense	1,368	994	3,827	2,582
Unrealized exchange losses (gains)	(572)	422	(1,990)	(193)
Change in fair value of contingent purchase price consideration	60	52	172	148
Intangible asset impairment charge	—	385	—	385
Adjusted EBITDA	$(2,164)	$(1,968)	$(13,235)	$(13,486)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	September 30,	December 31,
(in thousands, except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$37,324	$83,715
Accounts receivable, net	15,139	7,058
Inventory, net	7,313	7,099
Prepaid expenses and other assets	2,212	3,592

Total current assets	61,988	101,464
Restricted cash, non-current	200	80
Property and equipment, net	7,185	6,284
In-process research and development	11,031	1,782
Goodwill	2,691	45
Other intangible assets, net	9,648	179
Other assets	144	18
Total assets	$92,887	$109,852

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,254	$3,799
Accrued liabilities	11,314	9,949
Deferred income	53	1,654
Current portion of loans payable	82	79
Total current liabilities	13,703	15,481
Long-term portion of loans payable	323	386
Contingent purchase price consideration	1,502	1,293
Total liabilities	15,528	17,160

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at September 30, 2016 and December 31, 2015, and 22,581,222 and 22,549,488 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	243	243
Additional paid-in capital	247,875	244,033
Accumulated deficit	(163,798)	(146,307)
Accumulated other comprehensive loss	(6,961)	(5,277)
Total shareholders’ equity	77,359	92,692
Total liabilities and shareholders’ equity	$92,887	$109,852